Exhibit 99.1
DigitalOcean Announces Fourth Quarter and Fiscal Year 2024 Financial Results

Q4 2024 Revenue of $205 million, up 13% year-over-year; Full year 2024 revenue of $781 million, up 13% year-over-year
2024 Net Income was $84 million, up 335% year-over-year, at 11% margin and Adjusted EBITDA was $328 million, up 19% year-over-year, at 42% margin
NEW YORK, February 25, 2025 – DigitalOcean Holdings, Inc. (NYSE: DOCN), the simplest scalable cloud for growing tech companies, today announced results for its fourth quarter and fiscal year ended December 31, 2024.
“We are entering 2025 with increasing momentum - in Q4 alone, we released more than four times as many products and features than we did in Q4 of the prior year, increased net dollar retention to 99%, grew revenue 13% year-over-year and delivered 18% adjusted free cash flow margin,” said Paddy Srinivasan, CEO of DigitalOcean. “Our focused efforts on our Higher Spend Customers and our continued traction in AI drove quarterly revenue for our top 500+ customers, representing 22% of total revenue, to grow at 37% year-over-year. This shows clear progress on our strategy and builds on our leading position as the simple, scalable and approachable Cloud.”
Fourth Quarter 2024 Financial Highlights:
•Revenue was $205 million, an increase of 13% year-over-year.
•Annual Run-Rate Revenue (ARR)(1) ended the quarter at $820 million, an increase of 13% year-over-year.
•Gross profit(2) of $126 million, an increase of 22% year-over-year, and gross profit margin was 62%.
•Net income attributable to common stockholders was $18 million, an increase of 15% year-over-year, and net income margin was 9%.
•Adjusted EBITDA was $86 million, an increase of 17% year-over-year, and adjusted EBITDA margin was 42%.
•Diluted net income per share was $0.19 and non-GAAP diluted net income per share was $0.49.
•Net cash from operating activities was $71 million as compared to $81 million in the fourth quarter 2023.
•Adjusted free cash flow was $37 million as compared to $29 million in the fourth quarter 2023.
•Cash and cash equivalents was $428 million as of December 31, 2024.
Fourth Quarter 2024 Operational Highlights:
•The number of Builders, Scalers and Scalers+(1), which collectively includes all customers spending more than $50 in a given month, increased 6% from the fourth quarter 2023 and revenue from these customers grew 16% year-over-year.
•The number of Scalers+ grew 17% year-over-year to 504, while the revenue from these customers, which now represents 22% of total revenue, grew 37% year-over-year.
•Net Dollar Retention Rate (NDR) increased to 99% from 97% in the prior quarter.
•Average Revenue Per Customer (ARPU) was $105.75, an increase of 14% over the fourth quarter 2023.
•ARPU for our Scalers+ customer category was $29,750.64, an increase of 18% over the fourth quarter 2023.
•The Company released 49 new products and features, an increase of more than four times over the fourth quarter 2023.
•Announced the general availability of our GenAI Platform, our platform enabling a simple solution to create, deploy, and integrate agents for real applications.
•Announced the public preview of Cloudways Copilot, which is a suite of AI solutions designed to bring intelligent managed hosting to small and medium sized businesses (SMBs), starting with AI-powered issue diagnostics.

•Announced Per-Bucket Access Keys for Spaces (GA), our S3-compatible object storage service. This much-anticipated feature provides customers with identity-based, bucket-level control over access permissions, helping to enhance their data security and simplifying management.
•Announced VPC Peering, which enables customers to connect their Virtual Private Cloud (VPC) and establish seamless communication between resources hosted in those VPCs using private IP addresses, traversing through the DigitalOcean backbone. New features include creating VPC-native DOKS clusters via the UI and adding Pod and service networks as trusted database sources.
•The Company repurchased 716,718 shares during the quarter.
Fiscal Year 2024 Financial Highlights:
•Revenue was $781 million, an increase of 13% year-over-year.
•Gross profit(2) of $466 million, an increase of 17% year-over-year, and 60% of revenue.
•Net income attributable to common stockholders was $84 million, an increase of 335% year-over-year, and net income margin was 11%.
•Adjusted EBITDA was $328 million, an increase of 19% year-over-year, and adjusted EBITDA margin was 42%.
•Diluted net income per share was $0.89 and non-GAAP diluted net income per share was $1.92.
•Net cash from operating activities was $283 million as compared to $235 million in the prior year.
•Adjusted free cash flow was $135 million as compared to $156 million in the prior year.
Fiscal Year 2024 Operational Highlights:
•The Company released 125 new products and features throughout 2024, significantly increasing the pace of innovation.
•Announced the General Availability of GPU droplets which democratizes on-demand access to NVIDIA H100 instances for customers with the ability to leverage 1, 8 or more GPUs providing flexible deployment options tailored to various use cases and budgets.
•Relaunched the conference for developers, startups and founders, Deploy, where a number of product releases were announced, including VPC Peering, Global Load Balancing, Internal Load Balancing, Premium CPU Optimized 96 vCPU Droplets, Per-Bucket Access Keys for Spaces, among others.
•Returned $57 million to shareholders by repurchasing 1,511,909 shares, bringing our total cumulative repurchases to $1.5 billion and 32,566,941 shares since our IPO through December 31, 2024.
____
(1) Beginning in the fourth quarter of 2024, we changed our methodology for calculating certain key business metrics. See the discussion below under the heading “Key Business Metrics” and refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
(2) Beginning in the fourth quarter of 2024, we reclassified certain costs from sales and marketing and research and development to cost of revenue in order to better reflect the cost of supporting our growing customer base, and to improve comparability with peers. Amounts for the quarter and year ended December 31, 2023 have been recast to conform with current period presentation. Refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.
Financial Outlook:
DigitalOcean is initiating guidance for the first quarter ending March 31, 2025 as follows:
•Total revenue of $207 to $209 million.
•Adjusted EBITDA margin of 38% to 40%.
•Non-GAAP diluted net income per share of $0.41 to $0.46.
•Fully diluted weighted average shares outstanding of approximately 103 to 104 million shares.
For the full year 2025, we expect:

•Total revenue of $870 to $890 million.
•Adjusted EBITDA margin of 37% to 40%.
•Adjusted free cash flow margin in the range of 16% to 18% of revenue.
•Non-GAAP diluted net income per share of $1.85 to $1.95.
•Fully diluted weighted average shares outstanding of approximately 104 to 105 million shares.
A reconciliation of non-GAAP outlook measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. For example, stock-based compensation expense-related charges are impacted by the timing of employee stock transactions, the future fair market value of our common stock, and our future hiring and retention needs, all of which are difficult to predict and subject to constant change. Accordingly, a reconciliation is not available without unreasonable effort and we are unable to assess the probable significance of the unavailable information, although it is important to note that these factors could be material to our results computed in accordance with GAAP.
Conference Call Information:
DigitalOcean will host a conference call today, February 25, 2025, at 8:00 a.m. ET to review its results. The conference call and presentation can be accessed by registering for the webcast at https://events.q4inc.com/attendee/858828391. A live webcast and replay of the conference call in addition to the presentation can be accessed from the DigitalOcean investor relations website at http://investors.digitalocean.com.
About DigitalOcean
DigitalOcean is the simplest scalable cloud platform that democratizes cloud and AI for growing tech companies around the world. Our mission is to simplify cloud computing and AI to allow builders to spend more time creating software that changes the world. More than 600,000 customers trust DigitalOcean to deliver the cloud, AI, and ML infrastructure they need to build and scale their organizations. To learn more about DigitalOcean, visit www.digitalocean.com.
Forward‑Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our performance, including but not limited to statements in the section titled “Financial Outlook.” The forward-looking statements contained in this release and the accompanying earnings call referenced in this release are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to: (1) fluctuations in our financial results make it difficult to project future results; (2) our ability to sustain profitability in the future; (3) our ability to expand usage of our platform by existing customers and/or attract new customers and/ or retain existing customers; (4) the speed at which the market for our platform and solutions develops; (5) the success of the development and use of our artificial learning and machine learning (AI/ML) product offerings or use of third-party AI/ML-based tools; (6) our ability to release updates and new features to our platform and adapt and respond effectively to rapidly changing technology or customer needs; (7) breaches in our security measures allowing unauthorized access to our platform, our data, or our customers’ data; (8) the competitive markets in which we participate; (9) our ability to effectively integrate and retain new members of our executive leadership team and senior management; (10) general market, political, economic, and business conditions; (11) the operational challenges related to international operations; (12) liability we may incur due to the activities of our customers; and (13) our customers’ ability to have continued and unimpeded access to our platform, including as a result of evolving laws and industry standards.
Further information on these and additional risks, uncertainties, assumptions and other factors that could cause actual results or outcomes to differ materially from those included in or contemplated by the forward-looking statements contained in this release are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings and reports we make with the SEC.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur. The forward-looking statements made in this release relate only to events as of the date on which the statements are made. We assume no obligation to, and do not currently intend to, update any such forward-looking statements after the date of this release.
About Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we provide investors with non-GAAP financial measures including: (i) adjusted EBITDA and adjusted EBITDA margin; (ii) non-GAAP net income and non-GAAP diluted net income per share; and (iii) adjusted free cash flow and adjusted free cash flow margin. These measures are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, adjusted free cash flow is not a substitute for cash provided by operating activities. Additionally, the utility of adjusted free cash flow as a measure of our financial performance and liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. Our calculations of each of these measures may differ from the calculations of measures with the same or similar titles by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider each of these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable financial measure calculated in accordance with GAAP and our other GAAP results. A reconciliation of each of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is set forth in the tables in the section “Reconciliation of GAAP to Non-GAAP Data.”
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income attributable to common stockholders, adjusted to exclude depreciation and amortization, stock-based compensation, interest expense, acquisition related compensation, acquisition and integration related costs, income tax expense, loss on extinguishment of debt, restructuring and other charges, restructuring related charges, impairment of certain long-lived assets, and interest income and other income, net. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We believe that adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, evaluating our operating performance, and for internal planning and forecasting purposes.
Our calculation of adjusted EBITDA and adjusted EBITDA margin may differ from the calculations of adjusted EBITDA and adjusted EBITDA margin by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including our net income attributable to common stockholders and other GAAP results.
Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share
We define non-GAAP net income as net income attributable to common stockholders, excluding stock-based compensation, acquisition related compensation, amortization of acquired intangibles, acquisition and integration related costs, loss on extinguishment of debt, restructuring and other charges, restructuring related charges, impairment of certain long-lived assets, and other unusual or non-recurring transactions as they occur. We define non-GAAP diluted net income per share as non-GAAP net income divided by the weighted-average diluted shares outstanding, which includes the potentially dilutive effect of our stock options, RSUs, PRSUs, and Convertible Notes.
We believe non-GAAP diluted net income per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of unusual or non-recurring items from period to period for reasons unrelated to overall operating performance.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as Net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue.
We believe that adjusted free cash flow and adjusted free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our core operations that can be used for strategic initiatives, including investing in our business and selectively pursuing acquisitions and strategic investments. We further believe that historical and future trends in adjusted free cash flow and adjusted free cash flow margin, even if negative, provide useful information about the amount of Net cash provided by operating activities that is available (or not available) to be used for strategic initiatives. One limitation of adjusted free cash flow and adjusted free cash flow margin is that they do not reflect our future contractual commitments. Additionally, adjusted free cash flow does not represent the total increase or decrease in our cash balance for a given period.
Key Business Metrics:
We utilize the key metrics set forth below to help us evaluate our business and growth, identify trends, formulate financial projections and make strategic decisions.
Customers
Beginning in the fourth quarter of 2024, we changed our methodology to calculate customer count as the average number of customers as of the last day of the month for each month in the most recent quarter. Customers are classified in the following categories based on the amount of their spend in a given month and individual customers may fall within different categories within a reporting period:
•Testers: users that both (i) spend less than or equal to $50 in a month and (ii) have been on our platform for three months or less.
•Learners: users that both (i) spend less than or equal to $50 in a month and (ii) have been on our platform for more than three months.
•Builders: users that spend more than $50 and less than or equal to $500 in a month.
•Scalers: users that spend more than $500 and less than or equal to $8,333 in a month.
•Scalers+: users that spend more than $8,333 in a month.
We refer to our Builders, Scalers and Scalers+ customers collectively as our Higher Spend Customers.
ARPU
We calculate ARPU on a monthly basis as our total revenue from Learners, Builders, Scalers and Scalers+ in that period divided by the total number of Learner, Builder, Scaler and Scaler+ customers determined as of the last day of that month. For a quarterly or annual period, ARPU is determined as the weighted average monthly ARPU over such three or 12-month period.
ARR
Beginning in the fourth quarter of 2024, we changed our methodology to calculate ARR by multiplying the revenue for the most recent quarter by four. For our ARR calculations, we include the total revenue from all customers, including Testers, Learners, Builders, Scalers, and Scalers+.
Net Dollar Retention Rate
We calculate net dollar retention rate monthly by starting with the revenue from all customers, including Testers, Learners, Builders, Scalers and Scalers+ for our IaaS and PaaS/SaaS offerings during the corresponding month 12 months prior, or the Prior Period Revenue. We then calculate the revenue from these same customers as of the current month, or the Current Period Revenue, including any expansion and net of any contraction or attrition from these customers over the last 12 months. The calculation also includes revenue from customers that generated revenue before, but not in, the corresponding month 12 months prior, but subsequently generated revenue in the current month and are therefore reflected in the Current Period Revenue. We include this group of re-engaged customers in this calculation because some of our customers use our platform for projects that stop and start over time. We then divide the total Current Period Revenue by the total Prior Period Revenue to arrive at the net dollar retention rate for the relevant month. For a quarterly or annual period, the net dollar retention rate is determined as the average monthly net dollar retention rates over such three or 12-month period.

Refer to our Annual Report on Form 10-K for the year ended December 31, 2024 for additional details, including a comparison of our customer count and ARR to our prior methodology for each period presented.

Investor Contact
Melanie Strate
investors@digitalocean.com
Media Contact
press@digitalocean.com

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	December 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$428,446	$317,236
Marketable securities	—	94,532
Accounts receivable, less allowance for credit losses of $5,940 and $5,848, respectively	72,486	62,186
Prepaid expenses and other current assets	40,786	29,040
Total current assets	541,718	502,994

Property and equipment, net	432,544	305,444
Restricted cash	1,747	1,747
Goodwill	348,674	348,322
Intangible assets, net	117,718	140,151
Operating lease right-of-use assets, net	187,877	155,201
Deferred tax assets	200	1,994
Other assets	8,537	5,114
Total assets	$1,639,015	$1,460,967

Current liabilities:
Accounts payable	$54,565	$3,957
Accrued other expenses	38,156	31,046
Deferred revenue	5,397	5,340
Operating lease liabilities, current	75,785	81,320
Other current liabilities	47,052	70,982
Total current liabilities	220,955	192,645

Deferred tax liabilities	4,123	3,533
Long-term debt	1,485,366	1,477,798
Operating lease liabilities, non-current	130,431	91,161
Other long-term liabilities	1,095	9,528
Total liabilities	1,841,970	1,774,665

Preferred stock ($0.000025 par value per share; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2024 and 2023)	—	—
Common stock ($0.000025 par value per share; 750,000,000 shares authorized; 92,234,517 and 90,243,442 issued and outstanding as of December 31, 2024 and 2023, respectively)	2	2
Additional paid-in capital	57,282	30,989
Accumulated other comprehensive loss	(1,497)	(452)
Accumulated deficit	(258,742)	(344,237)
Total stockholders’ deficit	(202,955)	(313,698)

Total liabilities and stockholders’ deficit	$1,639,015	$1,460,967

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$204,925	$180,874	$780,615	$692,884
Cost of revenue (1)	78,842	77,612	314,672	295,387
Gross profit	126,083	103,262	465,943	397,497
Operating expenses:
Research and development (1)	40,310	29,976	142,499	136,917
Sales and marketing (1)	19,405	17,395	71,570	65,055
General and administrative	33,833	44,881	160,867	162,742
Restructuring and other charges	—	25	—	20,887
Total operating expenses	93,548	92,277	374,936	385,601

Income from operations	32,535	10,985	91,007	11,896

Other income (expense):
Interest expense	(2,226)	(2,311)	(9,113)	(8,945)
Interest income and other (expense) income, net	(1,315)	4,857	15,805	23,825
Other (expense) income, net	(3,541)	2,546	6,692	14,880

Income before income taxes	28,994	13,531	97,699	26,776
Income tax (expense) benefit	(10,728)	2,407	(13,207)	(7,367)
Net income attributable to common stockholders	$18,266	$15,938	$84,492	$19,409
Net income (loss) per share attributable to common stockholders
Basic	$0.20	$0.18	$0.92	$0.22
Diluted	$0.19	$0.17	$0.89	$0.20
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	92,250	87,929	91,634	90,141
Diluted	94,404	92,028	94,503	96,415
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(1)Amounts for the year ended December 31, 2023 have been recast to conform with current period presentation. Refer to Note 2. Summary of Significant Accounting Policies, Prior Period Reclassification, in Item 8. in the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further details.

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2024	2023
Operating activities
Net income attributable to common stockholders	$84,492	$19,409
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130,052	117,866
Stock-based compensation	90,545	88,347
Provision for expected credit losses	16,446	15,357
Operating lease right-of-use assets and liabilities, net	324	5,709
Net accretion of discounts and amortization of premiums on investments	2,569	1,866
Non-cash interest expense	7,987	7,949
Loss on impairment of certain long-lived assets	356	1,140
Deferred income taxes	2,337	(67)
Release of VAT reserve	—	(819)
Other	4,921	627
Changes in operating assets and liabilities:
Accounts receivable	(26,746)	(22,668)
Prepaid expenses and other current assets	(12,099)	(9,593)
Accounts payable and accrued expenses	7,423	(11,077)
Deferred revenue	57	(315)
Other assets and liabilities	(25,939)	21,211
Net cash provided by operating activities	282,725	234,942

Investing activities
Capital expenditures - property and equipment	(178,167)	(119,299)
Capital expenditures - internal-use software development	(8,356)	(5,514)
Cash paid for acquisition of businesses, net of cash acquired	—	(99,023)
Cash paid for asset acquisitions	—	(2,500)
Purchase of marketable securities	—	(352,313)
Maturities of marketable securities	91,675	979,565
Purchased interest on marketable securities	—	(151)
Proceeds from interest on marketable securities	—	151
Proceeds from sale of equipment	43	236
Net cash (used in) provided by investing activities	(94,805)	401,152

Financing activities
Proceeds related to the issuance of common stock under equity incentive plan	13,069	38,410
Proceeds from the issuance of common stock under employee stock purchase plan	4,095	4,977
Principal repayments of finance leases	(5,475)	(2,260)
Employee payroll taxes paid related to net settlement of equity awards	(28,347)	(21,575)
Repurchase and retirement of common stock including related costs	(59,788)	(488,455)
Net cash used in financing activities	(76,446)	(468,903)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(264)	(15)
Increase (decrease) in cash, cash equivalents and restricted cash	111,210	167,176

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2024	2023
Cash, cash equivalents and restricted cash - beginning of period	318,983	151,807
Cash, cash equivalents and restricted cash - end of period	$430,193	$318,983

DIGITALOCEAN HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2024	2023	2024	2023
GAAP Net income attributable to common stockholders	$18,266	$15,938	$84,492	$19,409

Adjustments:
Depreciation and amortization	29,227	30,781	130,052	117,866
Stock-based compensation(1)	22,886	22,265	90,398	115,019
Interest expense	2,226	2,311	9,113	8,945
Acquisition related compensation	1,222	5,187	12,661	27,763
Acquisition and integration related costs	—	1,032	—	6,145
Income tax expense	10,728	(2,407)	13,207	7,367
Restructuring and other charges(1)	—	25	—	20,887
Restructuring related charges(1)(2)	—	3,222	4,025	(23,535)
Impairment of certain long-lived assets	—	—	356	1,140
Interest income and other (expense) income, net(3)	1,315	(4,857)	(15,805)	(23,825)
Adjusted EBITDA	$85,870	$73,497	$328,499	$277,181
As a percentage of revenue:
Net income margin	9%	9%	11%	3%
Adjusted EBITDA margin	42%	41%	42%	40%
___________________
(1)For the year ended December 31, 2024, non-GAAP stock-based compensation excludes $0.1 million as it is presented in Restructuring related charges. For the year ended December 31, 2023, non-GAAP stock-based compensation excludes the $31.3 million reversal related to the former CEO’s forfeited MRSU award that is reported in Restructuring related charges, as well as $3.9 million that is reported in Restructuring and other charges, in the table above.
(2)For the year ended December 31, 2024, primarily consists of executive reorganization charges. For the year ended December 31, 2023, primarily consists of the $31.3 million reversal of stock-based compensation related to the former CEO’s forfeited MRSU award, partially offset by salary continuation charges, executive reorganization charges including severance, CEO search firm fees, and other legal and professional service costs.
(3)For the years ended December 31, 2024 and 2023, primarily consists of interest and accretion income from our cash and cash equivalents and marketable securities.

Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2024	2023	2024	2023
GAAP Net income attributable to common stockholders	$18,266	$15,938	$84,492	$19,409
Stock-based compensation(1)	22,886	22,265	90,398	115,019
Acquisition related compensation	1,222	5,187	12,661	27,763
Amortization of acquired intangible assets	5,385	5,736	22,426	18,967
Acquisition and integration related costs	—	1,032	—	6,145
Restructuring and other charges(1)	—	25	—	20,887
Restructuring related charges(1)(2)	—	3,222	4,025	(23,535)
Impairment of certain long-lived assets	—	—	356	1,140
Non-GAAP income tax adjustment(3)	1,371	(11,076)	(23,202)	(25,469)
Non-GAAP Net income	$49,130	$42,329	$191,156	$160,326

Non-cash charges related to convertible notes(4)	$1,592	$1,565	$6,357	$6,249
Non-GAAP Net income used to compute net income per share, diluted	$50,722	$43,894	$197,513	$166,575

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2024	2023	2024	2023
GAAP Net income per share attributable to common stockholders, diluted	$0.19	$0.17	$0.89	$0.20
Stock-based compensation(1)	0.22	0.22	0.88	1.10
Acquisition related compensation	0.01	0.05	0.12	0.26
Amortization of acquired intangible assets	0.05	0.06	0.22	0.18
Acquisition and integration related costs	—	0.01	—	0.06
Restructuring and other charges(1)	—	—	—	0.20
Restructuring related charges(1)(2)	—	0.03	0.04	(0.23)
Impairment of certain long-lived assets	—	—	—	0.01
Non-cash charges related to convertible notes(4)	0.02	0.02	0.06	0.06
Non-GAAP income tax adjustment(3)	—	(0.12)	(0.30)	(0.25)
Non-GAAP Net income per share, diluted*	$0.49	$0.44	$1.92	$1.59

GAAP Weighted-average shares used to compute net income per share, diluted	94,404	92,028	94,503	96,415
Weighted-average dilutive effect of potentially dilutive securities	8,403	8,403	8,403	8,403
Non-GAAP Weighted-average shares used to compute net income per share, diluted	102,807	100,431	102,906	104,818
*May not foot due to rounding
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(1)For the year ended December 31, 2024, non-GAAP stock-based compensation excludes $0.1 million as it is presented in Restructuring related charges. For the year ended December 31, 2023, non-GAAP stock-based compensation excludes the $31.3 million reversal related to the former CEO’s forfeited MRSU award that is reported in Restructuring related charges, as well as $3.9 million that is reported in Restructuring and other charges, in the table above.
(2)For the year ended December 31, 2024, primarily consists of executive reorganization charges. For the year ended December 31, 2023, primarily consists of the $31.3 million reversal of stock-based compensation related to the former CEO’s forfeited MRSU award, partially offset by salary continuation charges, executive reorganization charges including severance, CEO search firm fees, and other legal and professional service costs.
(3) For the years ended December 31, 2024 and 2023, we used a tax rate of 16% and 17%, respectively, which we believe is a reasonable estimate of our long-term effective tax rate applicable to non-GAAP pre-tax income for 2024 and 2023, respectively.
(4) Consists of non-cash interest expense for amortization of deferred financing fees related to the Convertible Notes.

Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2024	2023	2024	2023
GAAP Net cash provided by operating activities	$71,339	$80,515	$282,725	$234,942
Adjustments:
Capital expenditures - property and equipment	(45,280)	(52,222)	(178,167)	(119,299)
Capital expenditures - internal-use software development	(1,864)	(1,439)	(8,356)	(5,514)
Restructuring and other charges	—	17	60	16,792
Restructuring related charges(1)	129	1,413	5,049	5,371
Acquisition related compensation	12,386	—	33,099	16,851
Acquisition and integration related costs	—	544	302	6,611
Adjusted free cash flow	$36,710	$28,828	$134,712	$155,754
As a percentage of revenue:
GAAP Net cash provided by operating activities	35%	45%	36%	34%
Adjusted free cash flow margin	18%	16%	17%	22%
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(1)For the year ended December 31, 2024, primarily consists of executive reorganization charges. For the year ended December 31, 2023, primarily consists of salary continuation charges and executive reorganization charges, including CEO search firm fees and other legal and professional service costs.